Exhibit 10.1

CF INDUSTRIES HOLDINGS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The following sets forth the compensation policy for non-employee members of the board of directors (the “Board”) of CF Industries Holdings, Inc.:

Annual Cash Retainer

$40,000, payable in arrears quarterly. The Chairperson of the Company’s Audit Committee and the Lead Independent Director shall also be paid an additional annual retainer of $10,000 which shall be paid in the same manner.

Annual Restricted Stock Grant

Each non-employee director will receive, upon joining the Board, a restricted stock grant with a fair market value of $65,000. The restricted stock grant will vest on the first annual meeting of the Company’s shareholders that follows the date of the grant or one year after the date of the grant, whichever occurs first. Thereafter, each continuing non-employee director will receive a restricted stock grant with a fair market value of $65,000 on the date of each annual meeting of the Company’s shareholders. These shares of restricted stock will vest as described above.

Meeting Fees

$1,500 for each Board meeting attended ($500 for telephonic attendance).

$1,250 for each Board committee meeting attended, other than Committee meetings held in conjunction with Board meetings ($425 for telephonic attendance).

Non-employee directors will be reimbursed for reasonably incurred out-of-pocket meeting expenses.